UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 6, 2017

(Date of earliest event reported)

COHBAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55334	26-1299952
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1455 Adams Drive, Suite 2050

Menlo Park, CA 94025

(Address of principal executive offices and zip code)

(650) 446-7888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

COHBAR, INC.

FORM 8-K

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2017, the Board of Directors (the “Board”) of CohBar, Inc. (the “Company”) increased the number of its directors to six and appointed John Amatruda, M.D., as a member of the Board. Dr. Amatruda was also appointed as a member of the Board’s Audit Committee.

Dr. Amatruda, 73, co-founded the Company and has served as a scientific consultant to the Company since 2009. From 2002 to 2009, Dr. Amatruda served as the Senior Vice President and Franchise Head for Diabetes and Obesity at Merck & Co. Prior to joining Merck, Dr. Amatruda was Vice President and Therapeutic Area Head for Metabolic Disorders Research at Bayer Corporation for ten years. Dr. Amatruda is currently an Adjunct Professor of Medicine at the Yale University School of Medicine. He also currently serves on the boards of directors of CureDM, Inc., Prosciento, Inc., and Fractyl Laboratories Inc. He received his Bachelor of Arts degree from Yale University in 1966, and his Doctor of Medicine degree from the Medical College of Wisconsin in 1970.

In connection with his appointment as a member of the Board, Dr. Amatruda was granted stock options to purchase 200,000 shares of the Company’s common stock (the “Shares”), at an exercise price of $4.60 per share (the “Option”). The Option will vest and become exercisable in equal monthly installments over a period of four years based on Dr. Amatruda’s continued service to the Company during the vesting period. Dr. Amatruda will also receive annual cash compensation of $60,000 in consideration of his service as a director.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHBAR, INC.
(Registrant)

December 8, 2017	By:	/s/ Jeffrey F. Biunno
(Date)		Jeffrey F. Biunno
Chief Financial Officer

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